                                                                     Exhibit 2.2
--------------------------------------------------------------------------------

                              SEPARATION AGREEMENT

                                 by and between

                             THE WALT DISNEY COMPANY

                                       and

                           ABC CHICAGO FM RADIO, INC.

                           --------------------------

                          Dated as of February 6, 2006

                           --------------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

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                                                                                                      PAGE
ARTICLE I               DEFINED TERMS....................................................................2
  Section 1.01          General..........................................................................2

ARTICLE II              THE RESTRUCTURING...............................................................14
  Section 2.01          Business Separation.............................................................14
  Section 2.02          Documents Relating to the Transfer of Assets and Assumption of Liabilities......16
  Section 2.03          Governmental Approvals and Consents.............................................16
  Section 2.04          Novation of Liabilities.........................................................17
  Section 2.05          Issuance of Stock...............................................................18
  Section 2.06          Other Transaction Agreements....................................................18
  Section 2.07          Financing.......................................................................18
  Section 2.08          Spinco Certificate of Incorporation and Bylaws..................................18
  Section 2.09          Resignations....................................................................19
  Section 2.10          Post-Closing Adjustment to Net Working Capital..................................19

ARTICLE III             THE DISTRIBUTION................................................................21
  Section 3.01          Record Date and Distribution Date...............................................21
  Section 3.02          The Distribution Agent..........................................................21
  Section 3.03          Delivery of Share Certificates to the Distribution Agent........................21
  Section 3.04          Fractional Interests............................................................22
  Section 3.05          The Distribution................................................................22
  Section 3.06          Timing of the Distribution......................................................22

ARTICLE IV              ADDITIONAL COVENANTS............................................................23
  Section 4.01          Access to Information...........................................................23
  Section 4.02          Ownership of Information........................................................23
  Section 4.03          Compensation for Providing Information..........................................24
  Section 4.04          Record Retention................................................................24
  Section 4.05          Limitation of Liability.........................................................24
  Section 4.06          Other Agreements Providing for Exchange of Information..........................24
  Section 4.07          Production of Witnesses.........................................................24
  Section 4.08          Employees and Employee Benefit Plans............................................25
  Section 4.09          No Representations or Warranties................................................25

ARTICLE V               MUTUAL RELEASES; INDEMNIFICATION................................................26
  Section 5.01          Release of Pre-Closing Claims...................................................26
  Section 5.02          Indemnification by Spinco.......................................................27
  Section 5.03          Indemnification by TWDC.........................................................27
  Section 5.04          Indemnification Procedures......................................................27

                                       i
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                                                                                                      PAGE
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
  Section 5.05          Indemnification Obligations Net of Insurance Proceeds and Other Amounts.........29
  Section 5.06          Additional Matters..............................................................30

ARTICLE VI              INSURANCE.......................................................................31
  Section 6.01          Insurance Coverage; Cooperation.................................................31
  Section 6.02          Rights Under Insurance Policies.................................................31
  Section 6.03          Spinco Insurance Coverage After the Distribution Date...........................32
  Section 6.04          Responsibilities for Self-Insured Obligations and Other Obligations.............32
  Section 6.05          Claims Administration...........................................................32
  Section 6.06          Procedures Regarding Insufficient Limits of Liability...........................32
  Section 6.07          Cooperation.....................................................................33
  Section 6.08          No Assignment or Waiver.........................................................33
  Section 6.09          No Liability....................................................................33
  Section 6.10          No Restrictions.................................................................33
  Section 6.11          Further Agreements..............................................................33

ARTICLE VII             CONDITIONS TO THE RESTRUCTURING AND DISTRIBUTION................................33
  Section 7.01          Conditions to the Separation....................................................33

ARTICLE VIII            FURTHER ASSURANCES AND ADDITIONAL COVENANTS.....................................34
  Section 8.01          Further Assurances..............................................................34

ARTICLE IX              TERMINATION.....................................................................34
  Section 9.01          Termination.....................................................................34
  Section 9.02          Effect of Termination...........................................................34

ARTICLE X               GENERAL PROVISIONS..............................................................35
  Section 10.01         Entire Agreement; No Third-Party Beneficiaries..................................35
  Section 10.02         Expenses........................................................................35
  Section 10.03         Governing Law...................................................................35
  Section 10.04         Notices.........................................................................35
  Section 10.05         Counterparts....................................................................37
  Section 10.06         Assignment......................................................................37
  Section 10.07         Enforcement.....................................................................37
  Section 10.08         Severability....................................................................37
  Section 10.09         Headings........................................................................38
  Section 10.10         Attorneys' Fees.................................................................38
  Section 10.11         Amendment.......................................................................38
  Section 10.12         Limited Liability...............................................................38
  Section 10.13         Taxes...........................................................................38
  Section 10.14         Interpretation..................................................................38

                                    EXHIBITS

Exhibit A    Form of Tax Sharing Agreement
Exhibit B    Spinco Debt Commitment Letter

                              SEPARATION AGREEMENT

      This SEPARATION AGREEMENT, dated as of February 6, 2006 (this "Agreement"), is entered into by and between The Walt Disney Company, a Delaware corporation ("TWDC"), and ABC Chicago FM Radio, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of TWDC ("Spinco" and, together with TWDC, the "Parties" and each, a "Party").

                               W I T N E S S E T H

      WHEREAS, TWDC indirectly through its wholly-owned Subsidiaries is engaged in the Business;

      WHEREAS, the TWDC Board of Directors has determined that it would be in the best interests of TWDC and its stockholders (i) to engage in the Restructuring, (ii) to distribute to holders of TWDC Common Stock (other than shares held in the treasury of TWDC), as provided for herein, all of the outstanding shares of Spinco Common Stock owned by TWDC, either, at TWDC's sole discretion, through a pro-rata distribution of Spinco Common Stock in a spin-off, an exchange of Spinco Common Stock for TWDC Common Stock in a split-off or a combination thereof (the "Distribution" and, together with the Restructuring, the "Separation") and (iii) pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among TWDC, Spinco, Citadel Broadcasting Corporation, a Delaware corporation ("Company") and Alphabet Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Company ("Merger Sub"), to merge Merger Sub with and into Spinco in accordance with applicable Law, whereupon the separate corporate existence of Merger Sub shall cease and Spinco shall be the Surviving Corporation;

      WHEREAS, it is the intention of the Parties that, for U.S. federal income tax purposes, (i) the transactions undertaken in connection with the Separation will qualify as tax-free transactions under Sections 332, 351, 355, 361, 368 and other applicable provisions of the Code, (ii) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and (iii) this Agreement and the Merger Agreement is a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

      WHEREAS, the Parties intend this Agreement, including the exhibits and schedules hereto, to set forth the arrangements between them regarding the Separation.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINED TERMS

      Section 1.01 General. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

      "ABC News Production/Distribution Agreement" shall mean the ABC News Production/Distribution Agreement substantially in the form attached to the Merger Agreement, as amended from time to time.

      "Action" shall have the meaning set forth in the Merger Agreement.

      "Affiliate" shall have the meaning set forth in the Merger Agreement.

      "Agreement" shall have the meaning set forth in the preamble hereof.

      "Assets" shall mean assets, properties and rights (including goodwill), wherever located, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

      (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

      (b) all antennas, apparatus, cables, computers and other electronic data processing equipment, electrical devices, fixtures, equipment, furniture, office equipment, broadcast towers, motor vehicles and other transportation equipment, special and general tools, test devices, transmitters and other tangible personal property;

      (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

      (d) all interests in real property of whatever nature, including easements and rights of way, whether as owner, mortgagee or holder of a security interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and all buildings, structures, improvements and fixtures located on such real property and copies of all related documentation;

      (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

      (f) all license agreements, leases of personal property, open purchase orders for supplies, parts or services, unfilled orders for the sale of products and services and other Contracts;

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      (g) all deposits, letters of credit and performance and surety bonds;

      (h) all written technical information, data, plans, designs, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties, inventions, processes, formulas, concepts, know-how, methods, procedures and technology;

      (i) all patents (including all divisionals, continuations, continuations in part, reissues, re-examinations and certificates of inventorship), extensions, copyrights, trade names, trademarks, service marks and issuances, registrations, applications and renewals for any of the foregoing, trade secrets, call letters, jingles, slogans, logos, business symbols, trade dress and other source indicators, Internet domain names, Internet URLs, Internet websites, content and databases, programs and programming material, other proprietary information and licenses from any Persons granting the right to use any of the foregoing;

      (j) all computer applications, programs and other software, including all code, operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

      (k) all cost information, sales and pricing data, customer prospect lists, public inspection files, programming information and studies, technical information and engineering data, industry and advertising studies and analyses, marketing and demographic data, marketing and promotional materials, sales correspondence, lists of advertisers, sponsors and listeners, credit and sales reports, logs, supplier records, customer and supplier lists, records pertaining to listener and other customers and listener and other customer accounts, performance data, ratings studies, listener habits and other consumer data, diary-keeping, diary crediting and other reporting standards, CUME ratings, simulcasting information, facility and formatting information, station profiles, market share data, gross impressions and rating points, net reach, cost per rating points, frequency and designated market area information, business plans, strategies, marketing and promotional materials, share price performance, production data, artwork, design, vendor and customer drawings, and other books, blueprints, records, studies, surveys, reports, plans and documents, including any of the foregoing created, developed or prepared by consultants and other third parties;

      (l) all tangible embodiments of any intangible asset, in whatever form or medium;

      (m) all prepaid expenses, trade accounts and other accounts and notes receivable;

      (n) all rights under Contracts, all claims or similar rights against any Person arising from the ownership of any Asset, in each case, whether accrued or contingent;

      (o) all insurance proceeds and rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

      (p) all Licenses (including radio and similar Licenses) that have been issued by any Governmental Authority;

      (q) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

      (r) copies of all documentation related to Insurance Policies; and

      (s) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

      "Benefit Plans" shall have the meaning set forth in the Merger Agreement.

      "Business" shall mean (i) the radio network business of producing and distributing radio programming in the U.S., except for the ESPN Radio(TM) and Radio Disney(TM) networks, in each case, as conducted on the Closing Date by TWDC and its Affiliates and (ii) the businesses of all of the radio stations set forth on Schedule 1.01 (Business).

      "Business Assets" shall mean, other than the Excluded Assets:

      (a) any Assets reflected in the Spinco Balance Sheet, unless disposed of to third parties after the date thereof in the ordinary course of business (and, in the case of any such Assets disposed of after the date thereof, the proceeds from such disposal);

      (b) any Assets acquired after the date of the Spinco Balance Sheet by any TWDC Entity utilizing Business Assets;

      (c) any Spinco Contracts and any benefits thereunder;

      (d) any capital stock or other ownership interests in Spinco Entities;

      (e) any Spinco Real Property;

      (f) any Assets that are expressly set forth in this Agreement or any other Transaction Agreement (including the exhibits and schedules hereto and thereto) as Assets to be retained by or assigned to any of the Spinco Entities; and

      (g) any Licenses or Governmental Approvals held in the name of TWDC or any of its Subsidiaries that are exclusively used in the Business (to the extent any of the foregoing would be required to be transferred pursuant hereto, such items will be Business Assets only to the extent they are transferable upon the receipt of any relevant Consent).

      "Business Benefit Plans" shall have the meaning set forth in the Merger Agreement.

      "Business Day" shall have the meaning set forth in the Merger Agreement.

      "Business Employee" shall have the meaning set forth in the Merger Agreement.

      "Business Liabilities" shall mean, other than Excluded Liabilities:

      (a) any Liabilities reflected on the Spinco Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Spinco Balance Sheet;

      (b) any Liabilities that are expressly set forth in this Agreement or any other Transaction Agreement (or the exhibits and schedules hereto or thereto) as Liabilities to be retained or assumed by Spinco or any other Spinco Entity, subject to discharge of such Liabilities subsequent to the date of the Spinco Balance Sheet, and all agreements, obligations and Liabilities of any Spinco Entity under this Agreement or any of the other Transaction Agreements;

      (c) any Liabilities relating to, arising out of or resulting from any Spinco Contract;

      (d) any Liabilities incurred after the date of the Spinco Balance Sheet by any Spinco Entity;

      (e) any Liabilities relating to, arising out of, or resulting from any Actions (excluding any Actions related to Taxes) related to, arising out of or resulting from the Business;

      (f) any Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from:

            (i) the operation of the Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person's authority));

            (ii) the operation of any business conducted by any Spinco Entity at any time after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person's authority)); or

            (iii) any Business Assets;

in any such case whether arising before, on or after the Distribution Date;

      (g) any Liabilities listed or described on Schedule 1.01 (Business Liabilities (g)); and

      (h) any Liabilities relating to, arising out of or resulting from any Spinco Benefit Plan, any Business Material Contract with any Business Employee and any other agreement with on-air talent or employees providing services to the Business (collectively, the "Spinco Benefit Liabilities").

      "Code" shall have the meaning set forth in the Merger Agreement.

      "Company" shall have the meaning set forth in the recitals hereof.

      "Company Average Stock Price" shall have the meaning set forth in the Merger Agreement.

      "Company Common Stock" shall mean common stock of Company, par value $0.01 per share.

      "Company Diluted Shares Outstanding" shall have the meaning set forth in the Merger Agreement.

      "Consents" shall mean any consents, waivers or approvals from, or notification requirements to, any third parties, other than Governmental Approvals.

      "Contract" shall have the meaning set forth in the Merger Agreement.

      "Delayed Transfer Assets" shall mean any Business Assets that this Agreement or any other Transaction Agreement provides or contemplates are to be transferred to Spinco in connection with the Separation and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval to transfer, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Distribution Date.

      "Delayed Transfer Liabilities" shall mean any Business Liabilities that this Agreement or any other Transaction Agreement provides or contemplates are to be assumed by Spinco in connection with the Separation and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval for the transfer and assumption of such Business Liabilities, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Distribution Date.

      "Distribution" shall have the meaning set forth in the recitals hereof.

      "Distribution Agent" shall mean the distribution agent to be appointed by TWDC to receive, on behalf of the holders of TWDC Common Stock as of the Record Date, the shares of Spinco Common Stock which such holders are entitled to receive pursuant to the Distribution, who shall be the Exchange Agent (as defined in the Merger Agreement).

      "Distribution Date" shall mean the date and time as of which the Distribution shall be effected, to be determined by, or under the authority of, the TWDC Board of Directors consistent with the terms and provisions of this Agreement and the other Transaction Agreements.

      "Distribution Ratio" shall mean the quotient of (a) the aggregate number of Spinco Shares divided by (b) TWDC Shares Outstanding.

      "Effective Time" shall have the meaning set forth in the Merger Agreement.

      "Encumbrances" shall have the meaning set forth in the Merger Agreement.

      "Engineering Services Agreement" shall mean the Engineering Services Agreement substantially in the form attached to the Merger Agreement, as amended from time to time.

      "Environmental Claims" shall have the meaning set forth in the Merger Agreement.

      "Environmental Law" shall have the meaning set forth in the Merger Agreement.

      "Environmental Liabilities" shall mean all Liabilities relating to, arising out of or resulting from any Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

      "ESPN Radio Services Agreement" shall mean the ESPN Radio Services Agreement substantially in the form attached to the Merger Agreement, as amended from time to time.

      "ESPN Radio Network Sales Representation Agreement" shall mean the ESPN Radio Network Sales Representation Agreement substantially in the form attached to the Merger Agreement, as amended from time to time.

      "Exchange Act" shall have the meaning set forth in the Merger Agreement.

      "Excluded Assets" shall mean any and all Assets not expressly described in clauses (a) through (g) of the definition of Business Assets, whether or not used in the Business and those Assets described on Schedule 1.01 (Excluded Assets). For the avoidance of doubt, any intercompany accounts between Spinco or any Spinco

Subsidiary and TWDC or any of its Subsidiaries (excluding the Spinco Entities) shall be treated as Excluded Assets.

            "Excluded Liabilities" shall mean those Liabilities (i) that are expressly set forth in this Agreement or any other Transaction Agreement (or the exhibits and schedules hereto or thereto) as retained or assumed by TWDC or any other TWDC Entity, (ii) relating to, arising out of or resulting from the operation of the Retained Business or ownership of the TWDC Assets, (iii) relating to, arising out of or resulting from any Business Benefit Plan (except for any Spinco Benefit Liabilities), (iv) arising out of the Restructuring and the Distribution (except as may be provided under the Tax Sharing Agreement) and
(v) that are intercompany accounts between Spinco or any Spinco Subsidiary and TWDC or any of its Subsidiaries (excluding the Spinco Entities).

            "Final Adjustment Amount" shall have the meaning set forth in
Section 2.10(d) hereof.

            "Final Statement of Net Working Capital" shall have the meaning set forth in Section 2.10(b) hereof.

            "GAAP" shall have the meaning set forth in the Merger Agreement.

            "Governmental Approvals" shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

            "Governmental Authority" shall have the meaning set forth in the Merger Agreement.

            "Indebtedness" shall mean, with respect to any Person, (a) any obligation of such Person (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities,
(iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (b) any guarantee (or keepwell agreement) by such Person of any Indebtedness of others described in the preceding clause (a); and (c) all obligations to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument.

            "Indemnifying Party" shall mean the Person having the obligations to indemnify pursuant to Article V hereof.

            "Indemnitee" shall mean a Person that has the right to indemnification pursuant to Article V hereof.

            "Independent Accounting Firm" shall mean an internationally recognized accounting firm mutually selected and agreed upon by TWDC and Company.
                                       8

            "Information" shall mean all records, books, work papers, reports, plans, schedules and other documents, instruments, computer data and other data and information of a Person.

            "Insurance Policy" shall mean the insurance policies written by insurance carriers under which, prior to the Distribution Date, TWDC and/or Spinco or one or more of their Subsidiaries or Affiliates (or their respective officers or directors) are insured parties.

            "Law" shall have the meaning set forth in the Merger Agreement.

            "Lease Agreements" shall mean the lease agreements substantially in the form attached to the Merger Agreement and definitive agreements reflecting the terms set forth in the term sheets attached to the Merger Agreement, as amended from time to time.

            "Legal Impediment" shall mean a legal impediment preventing or restricting the transfer of a Business Asset or the assumption of a Business Liability, as the case may be, in the Restructuring as of the Distribution Date.

            "Liabilities" shall mean any and all losses, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any other Transaction Agreement (other than the Tax Sharing Agreement) or incurred by a party hereto or thereto in connection with enforcing its rights to indemnification hereunder or thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. "Liabilities" shall not include any liabilities for or in respect of Taxes, which shall be governed exclusively by the Tax Sharing Agreement.

            "License" shall have the meaning set forth in the Merger Agreement.

            "Maximum Spinco Debt" shall have the meaning set forth in Section
2.07 hereof.

            "Merger" shall have the meaning set forth in the Merger Agreement.

            "Merger Agreement" shall have the meaning set forth in the recitals hereof.

            "Merger Sub" shall have the meaning set forth in the recitals hereof.

            "Net Proceeds" shall have the meaning set forth in Section 5.05(c) hereof.

            "Net Working Capital" shall mean the sum of the accounts listed under the heading "Current Assets" minus the sum of the accounts listed under the heading "Current Liabilities" on Schedule 1.01 (Net Working Capital) for Spinco and the Spinco Subsidiaries.

            "Notice of Claim" shall have the meaning set forth in Section 5.04(a) hereof.

            "Party" and "Parties" shall have the meaning set forth in the preamble hereof.

            "Person" shall have the meaning set forth in Merger Agreement.

            "Pricing Period" shall have the meaning set forth in Merger
Agreement.

            "Radio Disney Services Agreement" shall mean the Radio Disney Services Agreement substantially in the form attached to the Merger Agreement, as amended from time to time.

            "Radio Disney Stations' Sales Representation Agreement" shall mean the Radio Disney Stations' Sales Representation Agreement substantially in the form attached to the Merger Agreement, as amended from time to time.

            "Record Date" shall mean the close of business on the date to be determined by the TWDC Board of Directors as the record date for determining stockholders of TWDC entitled to receive the Distribution.

            "Representative" shall mean with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

            "Restructuring" shall mean the internal restructuring undertaken by TWDC and its Affiliates in connection with the transfer of the Business Assets to, and the assumption of the Business Liabilities by, the Spinco Entities and the transfer of the shares of Spinco to TWDC.

            "Retained Business" shall mean the businesses of TWDC and its Affiliates other than the Business.

            "RMT Debt Adjustment" shall have the meaning set forth in the Merger Agreement.

            "Satellite/DARS License Agreement" shall mean the Satellite/DARS License Agreement substantially in the form attached to the Merger Agreement, as amended from time to time.

            "Securities Act" shall have the meaning set forth in the Merger Agreement.

            "Separation" shall have the meaning set forth in the recitals hereof.

            "Spinco" shall have the meaning set forth in the preamble hereof.

            "Spinco Audited Financial Statements" shall have the meaning set forth in the Merger Agreement.

            "Spinco Balance Sheet" shall mean the balance sheet dated as of October 1, 2005, included in the Spinco Audited Financial Statements.

            "Spinco Benefit Liabilities" shall have the meaning set forth in
Section 1.01 hereof.

            "Spinco Benefit Plan" shall have the meaning set forth in the Merger Agreement.

            "Spinco Board of Directors" shall have the meaning set forth in the Merger Agreement.

            "Spinco Common Stock" shall mean common stock of Spinco, no par value per share.

            "Spinco Contracts" shall mean:

            (a)   any Contract that relates primarily to the Business;

            (b) any Contract that is expressly contemplated to be assigned to or retained by Spinco or any other Spinco Entity pursuant to any provision of this Agreement or any other Transaction Agreement (including the exhibits and schedules hereto and thereto); and

            (c)   any Contract described on Schedule 1.01 (Spinco Contracts).

            "Spinco Debt" shall have the meaning set forth in Section 2.07 hereof.

            "Spinco Debt Commitment Letter" shall have the meaning set forth in
Section 2.07 hereof.

            "Spinco Entities" shall mean Spinco and each of the Spinco Subsidiaries.

            "Spinco Funding Date" shall have the meaning set forth in Section
2.07 hereof.

            "Spinco Indemnitee" shall mean Spinco, each Affiliate of Spinco immediately after the Distribution, each of the respective present and former Representatives, each of the heirs, executors, successors and assigns of any of the foregoing and each Person, if any, who, at any time after the Distribution, controls Spinco within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act.

            "Spinco Real Property" shall mean all right, title and interest in real property primarily used in the Business except for any Real Property subject to Lease Agreements where Spinco is the lessee of real property from a TWDC Entity.

            "Spinco Shares" shall have the meaning set forth in the Merger Agreement.

            "Spinco Subsidiaries" shall mean all direct and indirect Subsidiaries of Spinco immediately after the Distribution.

            "Statement of Net Working Capital" shall have the meaning set forth in Section 2.10(a) hereof.

            "Subsidiary" shall have the meaning set forth in the Merger
Agreement.

            "Support Agreement" shall have the meaning set forth in the Merger Agreement.

            "Surviving Corporation" shall have the meaning set forth in the Merger Agreement.

            "Target Net Working Capital" shall have the meaning set forth on
Schedule 1.01 (Target Net Working Capital).

            "Taxes" shall have the meaning set forth in the Merger Agreement.

            "Tax Sharing Agreement" shall mean the Tax Sharing Agreement by and among Company, TWDC and Spinco, in substantially the form of Exhibit A hereof, as amended from time to time.

            "Third Party Claim" shall have the meaning set forth in Section 5.04(b) hereof.

            "Trademark License Agreement (Network)" shall mean the Trademark License Agreement (Network) substantially in the form attached to the Merger Agreement, as amended from time to time.

            "Trademark License Agreement (Station)" shall mean the Trademark License Agreement (Station) substantially in the form attached to the Merger Agreement, as amended from time to time.

            "Transaction Agreements" shall mean collectively this Agreement, the Merger Agreement, the Support Agreement, the Tax Sharing Agreement, the Radio Disney Services Agreement, the ABC News Production/Distribution Agreement, the Satellite/DARS License Agreement, the Lease Agreements, the ESPN Radio Services Agreement, the ESPN Radio Network Sales Representation Agreement, the Engineering Services Agreement, the Radio Disney Stations' Sales Representation Agreement, the Trademark License Agreement (Network), the Trademark License Agreement (Station) and all other documents related to the Transactions.

            "Transactions" shall have the meaning set forth in the Merger Agreement.

            "Treasury Regulations" shall have the meaning set forth in the Merger Agreement.

            "TWDC" shall have the meaning set forth in the preamble hereof.

            "TWDC Assets" shall have the meaning set forth in Section 2.04(a)(i) hereof.

            "TWDC Board of Directors" shall have the meaning set forth in the Merger Agreement.

            "TWDC Common Stock" shall mean common stock of TWDC, par value $0.01 per share.

            "TWDC Entities" shall mean TWDC and each of its direct or indirect Subsidiaries other than the Spinco Entities.

            "TWDC Indemnitee" shall mean TWDC, each Affiliate of TWDC immediately after the Distribution Date, each of their respective present and former Representatives, each of the heirs, executors, successors and assigns of any of the foregoing and each Person, if any, who controls TWDC within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

            "TWDC Liabilities" shall mean any and all Liabilities, including the Excluded Liabilities, that relate to the Retained Business and/or to the TWDC Assets that are not Business Liabilities.

            "TWDC Shares Outstanding" shall mean the aggregate number of shares of TWDC Common Stock outstanding as of the Record Date (excluding treasury shares held by TWDC).

            "TWDC Stockholders" shall have the meaning set forth in Section 3.04(a) hereof.

            "TWDC Subsidiaries" shall mean the Subsidiaries of TWDC.

            "Value Deficit" shall have the meaning set forth in the Merger Agreement.

                                   ARTICLE II
                                THE RESTRUCTURING

      Section 2.01 Business Separation.

      (a) Transfer of Assets. On or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, TWDC shall assign, transfer, convey and deliver to Spinco or a Spinco Subsidiary, and cause the applicable TWDC Subsidiaries to assign, transfer, convey and deliver to Spinco or a Spinco Subsidiary, and Spinco or a Spinco Subsidiary shall accept from TWDC and the applicable TWDC Subsidiaries, all of TWDC's and the applicable TWDC Subsidiaries' respective right, title and interest in all the Business Assets, other than the Delayed Transfer Assets.

      (b) Assumption of Liabilities. On or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Spinco shall assume, pay and agree faithfully to perform and discharge when due all the Business Liabilities (other than the Delayed Transfer Liabilities) in accordance with their respective terms. Spinco or a Spinco Subsidiary shall be responsible for all Business Liabilities, regardless of when or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the Distribution Date, and regardless of whether arising from or alleged to arise from the negligence, recklessness, strict liability, violation of Law by or of any Spinco Entity or TWDC Entity or any of their respective Representatives or Affiliates.

      (c) Delayed Transfer Assets and Liabilities. Notwithstanding anything in this Agreement to the contrary, TWDC is not obligated to assign, transfer, convey or deliver to Spinco and Spinco is not obligated to assume any of the rights and obligations under any Delayed Transfer Asset or Delayed Transfer Liability until such time as all Legal Impediments are removed and/or all Consents or Governmental Approvals necessary for the legal transfer and/or assumption thereof are obtained. Each of the Parties hereto agrees that the Delayed Transfer Assets shall be assigned, transferred, conveyed and delivered, and any Delayed Transfer Liabilities shall be assumed in accordance with the provisions of Sections 2.02 and 2.03. On the Closing Date, TWDC shall use its reasonable efforts to deliver to Spinco (for informational purposes only) a schedule setting forth all material Delayed Transfer Assets and Delayed Transfer Liabilities existing as of the Closing Date.

      (d) Subsequent Transfers. In the event that at any time or from time to time after the Distribution Date any Party hereto (or any Spinco Entity or TWDC Entity, as applicable) becomes aware that it possesses any Asset or Liability that is allocated to the other Party pursuant to this Agreement or any other Transaction Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset or Liability to the Party so entitled thereto. Prior to any such transfer, the Party possessing such Asset or Liability shall hold such Asset or Liability in trust for any such other Party. As of the Distribution Date, each Party hereto (or, as applicable, such Subsidiary of such Party) shall be deemed to have acquired (or, as applicable, retained) complete and sole beneficial ownership over all the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party (or, after giving effect to the Restructuring and the Distribution, any Subsidiary of such Party) is entitled to acquire or required to assume pursuant to the terms of this Agreement.

                  (e)      Termination of Intercompany Agreements.

                             (i) On or prior to the Distribution Date, the TWDC Entities, on the one hand, and the Spinco Entities, on the other hand, shall terminate any and all Contracts, between or among TWDC and/or any TWDC Entity, on the one hand, and Spinco and/or any Spinco Entity, on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties shall be released from all obligations thereunder. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

                             (ii) On or prior to the Distribution Date, all loans (including any intercompany accounts) by and between any TWDC Entity, on the one hand, and any Spinco Entity, on the other hand, shall be terminated, all related notes (if any) shall be cancelled and all outstanding Indebtedness thereunder shall be released and forgiven; provided, however, the form of any such transaction shall be solely in TWDC's discretion.

                             (iii) The provisions of Section 2.01(e) shall not apply to this Agreement and the other Transaction Agreements.

                  (f) Except as otherwise specifically set forth in this Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed exclusively by the Tax Sharing Agreement, and, accordingly, Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise governed by, this Section 2.01.

                  (g) The Parties have attempted to allocate all Intellectual Property that affects both the Business and the business of the TWDC Entities in the Transaction Agreements. Without limiting anything contained herein, in the event that at any time or from time to time after the Distribution Date any Party (or any Spinco Entity or TWDC Entity, as applicable) becomes aware of any Intellectual Property that is not allocated to Spinco or a Spinco Subsidiary pursuant to this Agreement or any other Transaction Agreement but that as of the Distribution Date was used or held for use in the Business, or any Intellectual Property that is allocated to Spinco or a Spinco Subsidiary pursuant to this Agreement or any other Transaction Agreement but as of the Distribution Date was used or held for use by TWDC or a Subsidiary of TWDC and, in each case, is not covered by any Transaction Agreement, then the parties shall negotiate in good faith a license agreement that will enable each to use such Intellectual Property after the

Distribution Date in substantially the same manner and on substantially the same terms as existed as of the Distribution Date.

                  Section 2.02 Documents Relating to the Transfer of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of Business Assets and the assumption of Business Liabilities pursuant to Section 2.01, on or prior to the Distribution Date and, with respect to Delayed Transfer Assets and Delayed Transfer Liabilities, at such time after the Distribution Date as such Delayed Transfer Asset or Delayed Transfer Liability can be transferred, (a) TWDC shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, lease assignments and assumptions, leases, subleases, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of TWDC's right, title and interest in and to the Business Assets to Spinco and (b) Spinco shall execute and deliver to TWDC such assignments of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Spinco of the Business Liabilities; provided that any instruments executed and delivered pursuant to this Section 2.02 shall be in form reasonably satisfactory to the Parties.

                  Section 2.03       Governmental Approvals and Consents.

                  (a) If the transfer, assignment or assumption of any Delayed Transfer Asset or any Delayed Transfer Liability intended to be transferred, assigned or assumed hereunder is not consummated prior to or at the Distribution Date, whether as a result of the provisions of Section 2.01(c) or for any other reason, then the TWDC Entity retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall thereafter hold such Delayed Transfer Asset or such Delayed Transfer Liability for the use and benefit, insofar as reasonably practicable, of Spinco (at the expense of Spinco). In addition, such TWDC Entity retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall take such other actions in order to place Spinco, insofar as reasonably practicable, in the same position as if such Delayed Transfer Asset or such Delayed Transfer Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transfer Asset or such Delayed Transfer Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, are to inure, from and after the Distribution Date, to the Spinco Entities. To the extent permitted by Law and to the extent otherwise permissible in light of any Legal Impediment or required Consent and/or Governmental Approval, Spinco shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any Delayed Transfer Asset or any Delayed Transfer Liability not yet transferred to or assumed by it as a result of this Section 2.03(a) and the Parties agree to use their respective reasonable efforts to cooperate and coordinate with respect thereto.

                  (b) If and when the Legal Impediments and the Consents and/or Governmental Approvals (the failure to remove or the absence of which caused the deferral of the transfer or assumption of any Business Asset or Business Liability pursuant to Section 2.01(c)) are removed or obtained, as the case may be, the transfer and assumption of the applicable Business Asset or Business Liability shall be promptly effected in accordance with the terms of this Agreement and/or the other applicable Transaction Agreements, without the payment of additional consideration.

                  Section 2.04  Novation of Liabilities.

                  (a)

                             (i) Spinco, at the written request of TWDC, and to the extent a Business Liability is not a Delayed Transfer Liability, shall use its reasonable efforts to (x) obtain, or to cause to be obtained, any release, Consent, substitution, approval or amendment required to novate all TWDC Entities from and assign all obligations under Contracts, Licenses and other obligations or Liabilities of any nature whatsoever that constitute Business Liabilities, or to obtain in writing the unconditional release of all TWDC Entities to such obligations, so that, in any such case, the Spinco Entities shall be solely responsible for such Business Liabilities and (y) terminate, or to cause Business Assets to be substituted in all respects for any Assets of the Retained Business ("TWDC Assets") in respect of, any Encumbrances on TWDC Assets which are securing any Business Liabilities.

                             (ii) If Spinco is unable to obtain, or to cause to be obtained, any such required release, Consent, substitution, approval or amendment pursuant to Section 2.04(a)(i), the applicable TWDC Entity shall continue to be bound by such Contracts, Licenses and other obligations and, unless not permitted by Law or the terms thereof, Spinco shall, as agent or subcontractor for such TWDC Entity, pay, perform and discharge fully all the obligations or other Liabilities of such TWDC Entity thereunder from and after the Distribution Date. Spinco (x) shall indemnify and hold harmless each TWDC Indemnitee and hold it harmless against any Liabilities arising in connection therewith and (y) without the prior written consent of TWDC, from and after the Distribution Date, shall not, and shall not permit any Spinco Entity to, renew or extend the term of, increase its obligations under or transfer any Contract, License or other obligation for which a TWDC Entity is or may be liable, which any TWDC Asset is or may be encumbered, unless all obligations of the TWDC Entities and all Encumbrances on any TWDC Asset with respect thereto are thereupon released and terminated by documentation reasonably satisfactory in form and substance to TWDC.

                  (b)

                             (i) TWDC, at the written request of Spinco, shall use its reasonable efforts to (x) obtain, or to cause to be obtained, any release, Consent, substitution, approval or amendment required to novate all Spinco Entities from and assign all obligations under Contracts, Licenses and other obligations or Liabilities of any nature whatsoever that constitute Liabilities of any TWDC Entity, or to obtain in writing the unconditional release of all Spinco Entities to such obligations, so that, in any such case, the TWDC Entities shall be solely responsible for such TWDC Liabilities and (y) terminate, or to cause TWDC

         Assets to be substituted in all respects for any Business Assets in respect of, any Encumbrances on Business Assets which are securing any TWDC Liabilities.

                             (ii) If TWDC is unable to obtain, or to cause to be obtained, any such required release, Consent, approval, substitution or amendment pursuant to Section 2.04(b)(i), the applicable Spinco Entity shall continue to be bound by such Contracts, Licenses and other obligations and, unless not permitted by Law or the terms thereof, TWDC shall, as agent or subcontractor for such Spinco Entity, pay, perform and discharge fully all the obligations or other Liabilities of such Spinco Entity thereunder from and after the Distribution Date. TWDC (x) shall indemnify and hold harmless each Spinco Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith and (y) without the prior written consent of Spinco, from and after the Distribution Date, shall not, and shall not permit any TWDC Entity to, renew or extend the term of, increase its obligations under or transfer any Contract, License or other obligation for which a Spinco Entity is or may be liable or for which any Business Asset is or may be encumbered unless all obligations of the Spinco Entities and all Encumbrances on any Business Asset with respect thereto are thereupon released and terminated by documentation reasonably satisfactory in form and substance to Spinco.

                  Section 2.05 Issuance of Stock. At or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01 and subject to Section 2.3 of the Merger Agreement, the Parties shall take all steps necessary so that on the Distribution Date all of the shares of Spinco Common Stock outstanding and held by TWDC shall equal the Spinco Shares.

                  Section 2.06 Other Transaction Agreements. At or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, each of TWDC and Spinco shall execute and deliver the other Transaction Agreements that were not previously executed and delivered.

                  Section 2.07 Financing. Prior to and in connection with the Distribution, Spinco shall incur debt financing (the "Spinco Debt") in an amount not to exceed (a) $1,400,000,000 plus (b) any Value Deficit minus (c) the RMT Debt Adjustment (such result, the "Maximum Spinco Debt"), on the terms set forth in the executed commitment letter and related term sheets (the "Spinco Debt Commitment Letter") which are attached as Exhibit B hereto. Prior to the Distribution and as part of the Restructuring, and subject to Section 2.3 of the Merger Agreement, TWDC and its Affiliates (other than Spinco or a Spinco Entity) shall retain an amount in cash equal to the Spinco Debt. TWDC shall provide at least 11 trading days' prior notice to Company of the date on which Spinco intends to incur the Spinco Debt (the "Spinco Funding Date").

                  Section 2.08 Spinco Certificate of Incorporation and Bylaws. Prior to the Distribution Date and prior to the consummation of the transactions contemplated by Section 2.01, (a) the Spinco Board of Directors will (i) approve the Spinco Certificate of

Incorporation and will cause the same to be filed with the Secretary of State of Delaware and (ii) adopt the Spinco Bylaws and (b) TWDC and Spinco will take such action as is necessary to cause to be approved the Spinco Certificate of Incorporation in accordance with the Delaware General Corporation Law.

                  Section 2.09 Resignations. TWDC will cause all of its employees and directors and all of the employees and directors of each other TWDC Entity to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any other Spinco Entity on which they serve, and from all positions as officers of Spinco or any other Spinco Entity in which they serve. Spinco will cause all of its employees and directors and all of the employees and directors of each of the Spinco Entity to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of TWDC or any other TWDC Entity on which they serve, and from all positions as officers of TWDC or any other TWDC Entity in which they serve.

                  Section 2.10   Post-Closing Adjustment to Net Working Capital.

                  (a) Within 90 days after the Closing Date, TWDC shall cause to be prepared and delivered to Spinco a statement setting forth the calculation of the Net Working Capital as of and including the Closing Date ("Statement of Net Working Capital"), including reasonable detail regarding the calculation thereof. The Statement of Net Working Capital shall be prepared in accordance with GAAP, consistently applied, utilizing the same methodology and adjustments as were utilized in preparing the Spinco Audited Financial Statements.

                  (b) Following the Closing Date, each of TWDC and Spinco shall give the other party and any representatives of such other party access at all reasonable times to the properties, books, records, working papers and personnel of the Business to the extent required to prepare and review the Statement of Net Working Capital. Spinco shall have 30 days following delivery of the Statement of Net Working Capital during which to notify TWDC of any dispute of any item contained in the Statement of Net Working Capital, which notice shall set forth in reasonable detail the nature and amount of any such dispute. If Spinco fails to notify TWDC of any such dispute within such 30 day period, the Statement of Net Working Capital delivered to Spinco shall be deemed to be final, conclusive and binding on the Parties (the "Final Statement of Net Working Capital"). In the event that Spinco shall so notify TWDC of a dispute, TWDC and Spinco shall cooperate in good faith to resolve such dispute as promptly as possible.

                  (c) If TWDC and Spinco do not resolve any such disputed item within 30 days of the delivery of such notice, such disputed item shall be resolved by the Independent Accounting Firm. In connection therewith, the Independent Accounting Firm shall address only items disputed by the parties and may not assign an amount to any disputed item greater than the greatest amount for such item that is claimed by a party or less than the smallest amount for such item that is claimed by a party. The Independent Accounting Firm shall make its determination with respect to any such disputed item as promptly as practicable and such determination shall be final, conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction and may be entered as a judgment in any such court. Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally between TWDC and Spinco. The Statement of Net Working Capital, as modified by resolution of any disputed items between TWDC and Spinco or by the Independent Accounting Firm, shall be deemed the Final Statement of Net Working Capital.

                  (d) If the amount of the Net Working Capital, as set forth in the Final Statement of Net Working Capital, (i) exceeds the Target Net Working Capital, Spinco shall, at the direction of TWDC, pay to TWDC or any of its Subsidiaries designated to Spinco by TWDC the excess exclusively from the cash proceeds received following the Closing Date in respect of the accounts receivable of the Spinco Entities on the Final Statement of Net Working Capital as such receivables are collected or (ii) is less than the Target Net Working Capital, TWDC or any of its Subsidiaries designated to Spinco by TWDC shall pay to Spinco an amount equal to such deficit (such payment amount being referred to herein as the "Final Adjustment Amount").

                  (e) Any payment to be made by TWDC or any of its Subsidiaries in respect of the Final Adjustment Amount pursuant to Section 2.10(d) hereof shall be made by wire transfer of immediately available funds within five Business Days after the date upon which the Statement of Net Working Capital becomes the Final Statement of Net Working Capital (either upon mutual agreement pursuant to Section 2.10(a) or by resolution of any dispute with respect to the Statement of Net Working Capital in accordance with Sections 2.10(b) and/or 2.10(c)) in an amount determined pursuant to Section 2.10(d) hereof, together with interest thereon from the Closing Date through the date such payment is made, at the prime lending rate as reported as of the date of such payment by The Wall Street Journal.

                  (f) Any payment to be made by Spinco in respect of the Final Adjustment Amount pursuant to Section 2.10(d) hereof shall be made by wire transfer of immediately available funds beginning five Business Days after the date upon which the Statement of Net Working Capital becomes the Final Statement of Net Working Capital (either upon mutual agreement pursuant to Section 2.10(a) or by resolution of any dispute with respect to the Statement of Net Working Capital in accordance with Sections 2.10(b) and/or 2.10(c)) in an aggregate amount determined pursuant to Section 2.10(d) hereof, together with interest thereon from the Closing Date through the date such payment is made, at the prime lending rate as reported as of the date of such payment by The Wall Street Journal. Spinco shall make the payments required by this Section 2.10(f) on a weekly basis from cash received in respect of accounts receivable. Spinco shall not utilize the proceeds of cash collected in respect of accounts receivable for any other purpose until the aggregate payment required by Section 2.10(f) has been made in full.

                  (g) The Parties agree to treat any net payments made pursuant to this Section 2.10 as either a capital contribution or a distribution, as the case may be, between TWDC or any of its Subsidiaries and Spinco or any of the Spinco Subsidiaries occurring immediately prior to the Distribution.

                                   ARTICLE III
                                THE DISTRIBUTION

                  Section 3.01 Record Date and Distribution Date. Prior to the Distribution Date, TWDC Board of Directors, in accordance with applicable Law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution, including authorizing TWDC to effect the Distribution immediately prior to the Effective Time.

                  Section 3.02 The Distribution Agent. Prior to the Distribution Date, TWDC shall enter into an agreement with the Distribution Agent, which shall be on terms that are satisfactory to Spinco, providing for, among other things, the actions to be taken pursuant to Article II of the Merger Agreement.


                  Section 3.03 Delivery of Share Certificates to the Distribution Agent.

                  (a) Subject to the satisfaction or waiver of the conditions set forth in Section 7.01 (other than conditions that by their nature are to be satisfied at the time of the Restructuring, the Distribution or the Merger and shall in fact be satisfied at such time), on or prior to the Distribution Date, TWDC shall deliver to the Distribution Agent for the benefit of holders of record of TWDC Common Stock, certificates representing a number of shares of Spinco Common Stock equal to the Spinco Shares. TWDC shall cause the transfer agent for the shares of TWDC Common Stock to instruct the Distribution Agent to hold in trust (pending conversion of such shares of Spinco Common Stock into shares of Company Common Stock pursuant to the Merger Agreement) such shares of Spinco Common Stock for each such Spinco Stockholder, subject to Section 3.04:

                        (i) in the event the Distribution is effected by means
            of a spin-off, the product of (A) the aggregate number of shares of TWDC Common Stock held by such holder as of the Record Date, multiplied by (B) the Distribution Ratio; or

                        (ii) in the event that the Distribution is effected by
            means of a split-off, an exchange ratio, determined by TWDC in its sole discretion, providing for the number of shares of Spinco Common Stock to be offered per share of TWDC Common Stock in such split-off;

provided that, in no event shall the number of shares of Spinco Common Stock to be issued by TWDC in the Distribution by means of a spin-off, a split-off or a combination thereof exceed, in the aggregate, the Spinco Shares.

                  (b) Immediately after the Distribution and prior to the Effective Time, the shares of Spinco Common Stock shall not be transferable and the transfer agent for the Spinco Common Stock shall not transfer any shares of Spinco Common Stock. For the avoidance of doubt, TWDC shall not be considered a holder of record of TWDC Common Stock as of the Record Date with respect to any shares of TWDC Common Stock held in its treasury.

                  Section 3.04       Fractional Interests.

                  (a) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Spinco Common Stock shall be delivered to the Distribution Agent for the benefit of holders of record of TWDC Common Stock on the Record Date ("TWDC Stockholders"). To the extent that any TWDC Stockholders would be entitled to receive a fractional share of Spinco Common Stock as a result of the Distribution, such fractional share interests will not entitle any such stockholder to vote or to any rights as a stockholder of Spinco. In lieu of any such fractional shares, each TWDC Stockholder who, but for the provisions of this Section 3.04, would be entitled to receive a fractional share interest of Spinco Common Stock pursuant to the Distribution shall, in lieu of such entitlement, receive cash, without any interest thereon, as hereinafter provided. TWDC shall instruct the Distribution Agent to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each TWDC Stockholder, to aggregate all such fractional shares into whole shares of Spinco Common Stock, to sell the shares of Company Common Stock obtained therefor pursuant to the terms of the Merger Agreement in the open market at the then-prevailing prices on behalf of each TWDC Stockholder who otherwise would be entitled to receive fractional share interests of Spinco Common Stock and to distribute to each such TWDC Stockholder his, her or its ratable share of the total proceeds of the sale of the resulting shares of Company Common Stock, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions.

                  (b) Unclaimed Stock or Cash. Any Spinco Common Stock or cash in lieu of fractional share interests of Spinco Common Stock made available to the Distribution Agent that remains undistributed 180 days after the Distribution Date shall be delivered to Spinco, Spinco shall hold such Spinco Common Stock for the account of such TWDC Stockholders and any such TWDC Stockholder shall look only to Spinco for such Spinco Common Stock and cash, if any, in lieu of fractional share interests of Spinco Common Stock subject in each case to applicable escheat or other abandoned property Laws.

                  Section 3.05 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Spinco shall instruct the Distribution Agent at or prior to the Effective Time to take the actions contemplated to be taken by the Distribution Agent pursuant to the Merger Agreement.

                  Section 3.06 Timing of the Distribution. TWDC shall consummate the Separation as promptly as practicable after satisfaction (or waiver to the extent permissible) of all of the conditions to the Restructuring and the Distribution specified in Section 7.01 (other than conditions that by their nature are to be satisfied at the time of the Restructuring, Distribution or the Merger and shall in fact be satisfied at such time). The Restructuring shall occur on the Distribution Date prior to the Distribution, which shall occur at a time to be mutually agreed by the Parties on the Distribution Date.

                                   ARTICLE IV
                              ADDITIONAL COVENANTS

                  Section 4.01 Access to Information.

                  (a) From the Closing Date until the third anniversary of the Closing Date, except in the case of an adversarial Action by one Party against the other Party (which shall be governed by such discovery rules as may be applicable thereto) each of TWDC and Spinco, on behalf of the TWDC Entities and the Spinco Entities, respectively, agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, subject to applicable Laws relating to the exchange of information, and only in such manner that does not cause unreasonable disruption of the business of such Person, any Information in the possession or under the control of such Person that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements or
(iii) to comply with its obligations under this Agreement or any other Transaction Agreement; provided, however, that (A) the requesting Person shall agree in writing to keep any Information that incorporates proprietary, confidential or privileged information of the providing Person confidential, except to the extent that such records or documents are required to be disclosed by Law or legal process, (B) each Party agrees to notify the providing Person of any Action whereby such requesting Person might be required to disclose proprietary, confidential or privileged information, so that the providing Person may seek a protective order in any such Action, (C) in the event that any Party determines that any such provision of information could be commercially detrimental, violate any Law or provision of any material Contract, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, (D) if information other than that pertaining to the Business is contained in such records, TWDC and Spinco shall either agree that such information may be omitted or redacted by the providing Person, or shall enter into appropriate secrecy commitments to protect such information and (E) this Article IV shall not apply to matters relating to Taxes which shall be exclusively governed by the Tax Sharing Agreement. TWDC and Spinco intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

                  (b) After the date hereof, each of TWDC and Spinco shall maintain in effect adequate systems and controls to the extent necessary to enable the other Person to satisfy its respective reporting, accounting, audit and other obligations.

                  Section 4.02 Ownership of Information. Any Information owned by either the Spinco Entities or the TWDC Entities that is provided to a requesting party pursuant to Section 4.01 shall be deemed to remain the confidential property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

                  Section 4.03 Compensation for Providing Information. The Party requesting such Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party's standard methodology and procedures.

                  Section 4.04 Record Retention. To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Distribution Date, the Parties agree to use their reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with their respective record retention policies. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information that the other Party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, that (i) in the case of any Information relating to Taxes or to Environmental Claims, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof) and (ii) in the case of any Information relating to Taxes, such Party shall have the opportunity, at their cost and expense, to remove and retain all or any part of such Information upon the expiration of such statute of limitations.

                  Section 4.05 Limitation of Liability. No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Article IV that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate.

                  Section 4.06 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Transaction Agreement.

                  Section 4.07 Production of Witnesses. Subject to Section 4.04, after the Distribution Date, except in the case of an adversarial Action by one Party against the other Party (which shall be governed by such discovery rules as may be applicable thereto), each of TWDC and Spinco shall use its reasonable efforts, and shall use its reasonable efforts to cause each TWDC Entity or Spinco Entity, as applicable, to make available to the other Party or any Affiliate or Subsidiary of the other Party, upon written request, such Party's (and its Affiliates' and Subsidiaries') former (to the extent practicable) and current (to the extent practicable) directors, officers and employees as witnesses or otherwise to the extent that the requesting Party (giving consideration to business demands of such directors, officers and employees) reasonably determines that such Information relates to any such Action, administrative or other proceedings (including preparation for such matters or proceedings) relating to the Business or the Retained Business on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses and information shall be paid by the Party requesting the availability of such Persons.

                  Section 4.08 Employees and Employee Benefit Plans. As of the Distribution Date, the Business Employees shall cease to be employees of TWDC or its Subsidiaries (as applicable) and shall become employees of Spinco or its Subsidiaries. At the Effective Time, Spinco or its Subsidiaries shall be the sole employer of the Business Employees and shall not employ any individuals other than the Business Employees. Except for the Spinco Benefit Plans or any Business Material Contract with any Business Employee and any other agreement with on-air talent or employees providing services to the Business, (i) Spinco shall not establish, maintain or assume any Benefit Plan as of the Distribution Date, and (ii) Spinco shall not assume or be deemed to assume any liabilities (contingent or otherwise) or obligations related to or with respect to any Benefit Plan as of the Distribution Date.

                  Section 4.09 No Representations or Warranties. Except as may expressly be set forth herein or in any other Transaction Agreement, (a) none of TWDC, its Subsidiaries or any other Person makes any representation or warranty of any kind whatsoever, express or implied, with respect to the business Assets, the Business Liabilities or the Business, any of the transactions (including any consents or approvals required in connection therewith) or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving the Business Assets, Business Liabilities or the Business; (b) all of the Business Assets to be transferred or the Business Liabilities to be assumed or transferred in accordance with this Agreement or any other Transaction Agreement shall be transferred or assumed on an "as is, where is" basis, and all implied warranties of merchantability, fitness for a particular purpose or otherwise are hereby expressly disclaimed; and (c) none of the Parties hereto or any other Person makes any representation or warranty with respect to any Information made available in connection with the Restructuring, the Distribution or the Merger or the entering into of this Agreement, the other Transaction Agreements or the transactions.

                                    ARTICLE V
                        MUTUAL RELEASES; INDEMNIFICATION

                  Section 5.01       Release of Pre-Closing Claims.

                  (a) Except as provided in Section 5.01(c), effective as of the Distribution Date, TWDC shall, for itself and each other TWDC Entity, remise, release and forever discharge each Spinco Entity from any and all Liabilities whatsoever owing to any TWDC Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Restructuring and the Distribution.

                  (b) Except as provided in Section 5.01(c), effective as of the Distribution Date, Spinco shall, for itself and each Spinco Entity, remise, release and forever discharge each TWDC Entity from any and all Liabilities whatsoever owing to any Spinco Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Restructuring and the Distribution.

                  (c) Nothing contained in Sections 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any other Transaction Agreement or any Contract between any Spinco Entity and any TWDC Entity that does not terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or (b) shall release any Person from:

                             (i) any Liability provided in or resulting from any Contract between any Spinco Entity, on the one hand, and any TWDC Entity, on the other hand, that does not terminate as of the Distribution Date;

                             (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to any Spinco Entity or TWDC Entity, as the case may be, in accordance with, or any other Liability of such Person under, this Agreement or any other Transaction Agreement; or

                             (iii) any Liability, the release of which would result in the release of any Person other than a TWDC Entity or a Spinco Entity; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.01 but for the provisions of this clause (iii).

                  (d) No Actions as to Released Claims. Spinco agrees, for itself and as agent for each Spinco Entity, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TWDC or any TWDC Entity, with respect to any Liabilities released pursuant to this Section 5.01. TWDC agrees, for itself and as agent for each TWDC Entity, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any other Spinco Entity, with respect to any Liabilities released pursuant to this Section 5.01.

                  (e) Further Instruments. At any time, at the request of any other Party, each Party shall cause each other Spinco Entity or TWDC Entity, as applicable, to execute and deliver releases reflecting the provisions of this
Section 5.01.

                  Section 5.02 Indemnification by Spinco. Except as otherwise provided in this Agreement and in the other Transaction Agreements, Spinco shall, and shall cause each other Spinco Entity to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless TWDC Indemnitees from, against and in respect of losses, claims, liabilities, damages, costs and expenses relating to (a) the Business Liabilities (including any Delayed Transfer Liabilities) and (b) any and all Liabilities (including Third Party Claims) imposed on, sustained, incurred or suffered by any of TWDC Indemnitees that relate to, arise out of or result from the Business, the Business Assets or the failure of Spinco or any other Spinco Entity or any other Person to pay, perform or otherwise promptly discharge any Business Liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the Distribution Date.

                  Section 5.03 Indemnification by TWDC. Except as otherwise provided in this Agreement and in the other Transaction Agreements, TWDC shall, and shall cause each other TWDC Entity to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Spinco Indemnitees from, against and in respect of any losses, claims, liabilities, damages, costs and expenses relating to (a) TWDC Liabilities and (b) any and all Liabilities (including Third Party Claims) imposed on, sustained, incurred or suffered by any of the Spinco Indemnitees and that relate to, arise out of or result from the Retained Business, TWDC Assets or the failure of any other TWDC Entity or any other Person to pay, perform or otherwise promptly discharge any TWDC Liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the Distribution Date.

                  Section 5.04       Indemnification Procedures.

                  (a) Notice of Claims. An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnifying Party within 20 Business Days after the Indemnitee has knowledge of any Third Party Claim which an Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim within the time period specified above shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party can demonstrate such failure materially prejudiced such Indemnifying Party's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the liability, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

                  (b) Third Party Claims. The obligations and liabilities of an Indemnifying Party under this Article V with respect to Liabilities arising from claims of any third party that are subject to the indemnification provisions provided for in this Article V ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions. The Indemnitee at the time it gives a Notice of Claim to the Indemnifying Party of the Third Party Claim shall advise the Indemnifying Party that the Indemnifying Party shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnitee if it gives written notice of its intention to do so to the Indemnitee within 20 days of its receipt of the Notice of Claim. In the event the Indemnifying Party exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and Information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Party, and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim; provided, however, that if the defendants in any Action shall include both the Indemnitee and the Indemnifying Party and such Indemnitee shall have concluded in good faith that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel reasonably acceptable to the Indemnifying Party to participate in the defense of such Action on its behalf, at the expense of the Indemnifying Party; provided, further, that such Indemnifying Party shall not, in connection with any one such Action or separate but substantially similar or related Actions, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). Notwithstanding the foregoing, the Indemnitee, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 5.04(b), may take such reasonable actions, at the Indemnifying Party's expense, as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnitee's rights to defense and indemnification pursuant to this Agreement. In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to it all such witnesses and Information in its possession or under its control relating thereto as is reasonably required by the Indemnitee and the Indemnifying Party may participate by its own counsel and at its own expense in the defense of such Third Party Claim.

                  (c) Settlement Procedures. Unless otherwise required by Law, in no event shall an Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent (such consent not to be unreasonably withheld); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim (as between the Indemnifying Party and the Indemnitee), the Indemnifying Party shall be permitted to enter into, and the Indemnitee shall agree to, any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, further, that the Indemnifying Party shall not agree to any other settlement, compromise or discharge of a Third Party Claim not described above without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld).

                  (d) Direct Claims. Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Agreements.

                  Section 5.05 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

                  (a) The Parties agree to treat any indemnification payments pursuant to this Agreement as either a capital contribution or a distribution, as the case may be, between TWDC and Spinco occurring immediately prior to the Distribution.

                  (b) The amount of any loss shall be: (i) increased (retroactively or prospectively) to take into account any net Tax cost actually incurred by an Indemnitee arising from any payments received from the Indemnifying Party (grossed up for such increase); and (ii) reduced (retroactively or prospectively) to take into account any net Tax benefit actually realized by an Indemnitee arising from the incurrence or payment of any such loss. In computing the amount of such Tax cost or Tax benefit, an Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any payment with respect to any such loss or the incurrence or payment of any such loss. If an Indemnitee shall have received or accrued the payment required by this Agreement from an Indemnifying Party and shall subsequently actually realize any net Tax benefit arising from the incurrence or payment of such loss, then such Indemnitee promptly shall pay to such Indemnifying Party a sum equal to the amount of such net Tax benefit, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such loss.

                  (c) To the extent that any Liability that is subject to indemnification under this Agreement is covered by insurance, the amount of any indemnity payment shall be net of the Net Proceeds of any insurance policy paid to the Indemnitee with respect to such Liability. For purposes of this Section 5.05, "Net Proceeds" shall mean the insurance proceeds actually received, less any actual, additional, or increased premium, deductibles, co-payments, other payment obligations (including attorneys' fees and other costs of collection) or the present value of any future cost which is quantifiable with reasonable certainty, that relates to or arises from the making of the claim for indemnification.

                  (d) In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits of an Indemnitee, whether based on contract, tort, strict liability, other Law or otherwise. An Indemnitee shall take all reasonable steps to mitigate a Liability upon becoming aware of any event, which could reasonably be expected to give rise to such Liabilities. Liabilities shall be determined after taking into account any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto.

                  Section 5.06       Additional Matters.

                  (a) No Relief of Insurer Obligations. An insurer who would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

                  (b) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

                  (c) Not Applicable to Taxes. The provisions of this Article V shall not apply to Taxes or any related matters (which are covered by the Tax Sharing Agreement).

                  (d) Joint Defense and Cooperation. With respect to any Third Party Claim in which both TWDC and Spinco are, or reasonably may be expected to be, named as parties, or that otherwise implicates both TWDC and Spinco in a material fashion, the Parties shall reasonably cooperate with respect to such Third Party Claim and if the Parties agree, maintain a joint defense in a manner that will preserve applicable privileges.

                                   ARTICLE VI
                                    INSURANCE

                  Section 6.01 Insurance Coverage; Cooperation. All insurance policies of TWDC shall constitute TWDC Assets and shall be retained by TWDC and the other TWDC Entities, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that Spinco will have the rights in respect of Insurance Policies to the extent described in Section 6.02. Each of TWDC and Spinco shall use reasonable efforts to share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of TWDC and Spinco, at the request of the other, shall use reasonable efforts to cooperate with and assist the other in recoveries for claims made under any insurance policy for the benefit of any Spinco Entity or TWDC Entity, as applicable, and neither TWDC nor Spinco, nor any Spinco Entity or TWDC Entity, as applicable, shall take any action which would be reasonably likely to jeopardize or otherwise interfere with the ability of any Spinco Entity or TWDC Entity, as applicable, to collect any proceeds payable pursuant to any insurance policy. Nothing in this Section 6.01 shall (x) preclude any Spinco Entity or TWDC Entity, as applicable from presenting any claim or from exhausting any policy limit, (y) require any Spinco Entity or TWDC Entity, as applicable, to pay any premium or other amount or to incur any Liability or (z) require any Spinco Entity or TWDC Entity, as applicable, to renew, extend or continue any policy in force.

                  Section 6.02 Rights Under Insurance Policies. Except as otherwise specified in this Article VI or any other Transaction Agreement, the Spinco Entities shall have no rights with respect to any insurance policies of TWDC, except that Spinco will have the right to (x) assert claims and to resolve existing and pending claims under Insurance Policies for any loss, liability or damage arising out of insured incidents to the extent relating to the Business occurring from the date coverage thereunder first commenced until the Distribution Date and (y) acquire all rights, privileges and proceeds of such Insurance Policies relating to the claims specified in clause (x); provided that, (i) all of TWDC's and each TWDC Entity's reasonable out-of-pocket costs and expenses, if any, incurred in connection with the foregoing shall be promptly paid by Spinco and (ii) TWDC and the TWDC Entities may, at any time, without liability or obligation to any Spinco Entity, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Insurance Policy (and such Insurance Policy shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications). No TWDC Entity shall bear any Liability for the failure of an insurer to pay any claim under any Insurance Policy. Notwithstanding anything to the contrary herein, Spinco may at any time, and from time to time, inform TWDC by written notice that it desires to terminate its rights to assert claims under any or all Insurance Policies, in which case Spinco's rights to assert claims relating to Business Liabilities under such Insurance Policy or Policies shall terminate immediately. In the case of any amendments, commutations, terminations, buy-outs, extinguishments and modifications of an Insurance Policy, TWDC shall provide reasonable advance notice thereof to Spinco and shall reasonably cooperate with Spinco to assist Spinco in obtaining insurance policies under which Spinco is an insured party.

                  Section 6.03 Spinco Insurance Coverage After the Distribution Date. From and after the Distribution Date, Spinco, and Spinco alone, shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from TWDC's insurance programs.

                  Section 6.04 Responsibilities for Self-Insured Obligations and Other Obligations.

                  (a) Spinco will reimburse TWDC for Spinco's pro rata share (based on the aggregate amount of proceeds received in respect of claims relating to Business Liabilities under such Insurance Policy by the Spinco Entities) of all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions and Spinco's pro rata share of all amounts for fronted policies, overages, deductibles and retrospective or prospective premium adjustments and similar amounts not covered by Insurance Policies.

                  (b) Each of TWDC and Spinco does hereby, for itself and each other TWDC Entity and Spinco Entity, agree that all duties and obligations under any Insurance Policy, including the fulfillment of any conditions and the payment of any deductibles, retentions, co-insurance payment or retrospective premiums, that correspond in any way with or may be necessary to perfect, preserve or maintain an insured's right to obtain benefits under that Insurance Policy, will be performed by the insured that is seeking the benefits under that Insurance Policy, subject to the indemnification provisions herein.

                  Section 6.05 Claims Administration. (i) TWDC or its designee shall be responsible for the claims administration with respect to claims of any TWDC Entity under Insurance Policies; and (ii) Spinco or its designee shall be responsible for the claims administration with respect to claims of Spinco under Insurance Policies.

                  Section 6.06 Procedures Regarding Insufficient Limits of Liability. In the event that there are insufficient limits of liability available under the Insurance Policies in effect prior to the Distribution Date to cover the Liabilities of the TWDC Entities and/or the Spinco Entities that would otherwise be covered by such Insurance Policies, then no Spinco Entity shall be entitled to recovery for any claims under such Insurance Policies until the claims of all TWDC Entities have been satisfied thereunder. If any Spinco Entity has received proceeds under any such Insurance Policies, Spinco shall reimburse TWDC all amounts to which any TWDC Entity would have been entitled had its claim under such Insurance Policies arisen prior to any recovery thereunder by any Spinco Entity.

                  Section 6.07 Cooperation. TWDC and Spinco will use their reasonable efforts to cooperate with each other and execute any additional documents which are reasonably necessary to effectuate the provisions of this
Article VI.

                  Section 6.08 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any rights or interest in violation of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any TWDC Entity in respect of any Insurance Policy or any other Contract or policy of insurance.

                  Section 6.09 No Liability. Spinco does hereby, for itself and as agent for each Spinco Entity, agree that no TWDC Entity or any TWDC Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of TWDC and its Subsidiaries as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

                  Section 6.10 No Restrictions. Nothing in this Agreement shall be deemed to restrict any Spinco Entity from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

                  Section 6.11 Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any Laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any other Transaction Agreement is violative of any insurance, self-insurance or related financial responsibility Law, the Parties agree to work together to do whatever is necessary to comply with such Law while trying to accomplish, to the greatest possible extent, the allocation of financial obligations as intended in this Agreement and any other Transaction Agreement.

                                   ARTICLE VII
                CONDITIONS TO THE RESTRUCTURING AND DISTRIBUTION

                  Section 7.01 Conditions to the Separation. The obligations of TWDC pursuant to this Agreement to effect the Separation shall be subject to the fulfillment (or waiver by TWDC) at or prior to the Distribution Date of the condition that each of the parties to the Merger Agreement shall have irrevocably confirmed to each other that each condition in Article VII of the Merger Agreement (other than Section 7.1(a) thereto) to such Party's respective obligations to effect the Merger has been fulfilled or shall be fulfilled at the Effective Time or is or has been waived by such party, as the case may be.

                                  ARTICLE VIII
                   FURTHER ASSURANCES AND ADDITIONAL COVENANTS

      Section 8.01 Further Assurances.

      (a) In addition to the actions specifically provided for elsewhere in this Agreement and the other Transaction Agreements but subject to the provisions hereof and thereof, each of the Parties hereto shall use its reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and Contracts to consummate and make effective the Transactions.

      (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party hereto shall cooperate with the other Party, and without any further consideration, to execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any License, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement, the other Transaction Agreements and the transfers of the Business Assets and the assignment and assumption of the Business Liabilities and the other transactions contemplated hereby and thereby.

      (c) On or prior to the Distribution Date, TWDC and Spinco in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by TWDC and Spinco or any other Subsidiary of TWDC, as the case may be, to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE IX
                                   TERMINATION

      Section 9.01 Termination. Notwithstanding any provision hereof, this Agreement may be terminated by TWDC and the Separation may be abandoned prior to the Distribution Date at any time following termination of the Merger Agreement in accordance with its terms.

      Section 9.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Date pursuant to Section 9.01, no Party to this Agreement (or any of its Representatives) shall have any Liability or further obligation to any other Party or third party with respect to this Agreement.

                                    ARTICLE X
                               GENERAL PROVISIONS

      Section 10.01 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the other Transaction Agreements, the exhibits and the schedules and the other documents delivered pursuant to this Agreement) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and, except for the provisions of Sections 2.04, 5.02 and
5.03 hereunder, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

      Section 10.02 Expenses. Except as expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with Section 8.2(c) of the Merger Agreement.

      Section 10.03 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any applicable conflicts of law.

      Section 10.04 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

      (a) if to TWDC or any TWDC Entity, to:

          The Walt Disney Company
          500 South Buena Vista Street
          Burbank, California 91521
          Attention:  Kevin Mayer
          Facsimile No.:  (818) 560-5630

          with a copy to:

          The Walt Disney Company
          500 South Buena Vista Street
          Burbank, California 91521
          Attention:  Matthew L. McGinnis
          Facsimile No.:  (818) 843-1640

          with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York 10019
          Attention:  Morton A. Pierce
                      M. Adel Aslani-Far
          Facsimile No.: (212) 259-6333

      (b) if to Spinco or any Spinco Entity prior to the Distribution Date, to:

          ABC Chicago FM Radio, Inc.
          c/o The Walt Disney Company
          500 South Buena Vista Street
          Burbank, California 91521
          Attention:  Kevin Mayer
          Facsimile No.:  (818) 560-5630

          with a copy to:

          The Walt Disney Company
          500 South Buena Vista Street
          Burbank, California 91521
          Attention:  Matthew L. McGinnis
          Facsimile No.:  (818) 843-1640

          with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York 10019
          Attention:  Morton A. Pierce
                      M. Adel Aslani-Far
          Facsimile No.: (212) 259-6333

      (c) if to Spinco or any Spinco Entity on or after the Distribution Date, to:

          Citadel Broadcasting Corporation
          7201 W. Lake Mead Boulevard, Suite 400
          Las Vegas, Nevada 89128
          Attention:  Farid Suleman
          Facsimile:  (702) 804-8250

          with a copy to:

          Kirkland & Ellis LLP
          Citigroup Center
          153 East 53rd Street
          New York, New York  10022
          Attention:  Stephen Fraidin
                      Andrew E. Nagel
          Facsimile No.:  (212) 446-4900

      Section 10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

      Section 10.06 Assignment. Except as set forth in any other Transaction Agreement and except upon a merger of Citadel Broadcasting Corporation, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise, by either of the Parties hereto without the prior written consent of the other Party, except that either Party may assign any or all of its rights, interests or obligations under this Agreement to any one or more of its direct or indirect wholly-owned Subsidiaries or Spinco Subsidiaries, as applicable; provided that no such assignment will relieve the assigning Party from any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by TWDC and Spinco and their respective successors and assigns.

      Section 10.07 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of Delaware.

      Section 10.08 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

      Section 10.09 Headings. Headings of the Articles and Sections of this Agreement and the Transaction Agreements are for convenience of the Parties only and will be given no substantive or interpretive effect whatsoever.

      Section 10.10 Attorneys' Fees. If any Action at law or equity, including an Action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

      Section 10.11 Amendment. This Agreement and the Transaction Agreements may not be waived, amended or modified in any respect unless such waiver, amendment or modification is in writing and signed on behalf of the Parties hereto or thereto.

      Section 10.12 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, Affiliate or Representative of Spinco or TWDC, in its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such Party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco and TWDC, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

      Section 10.13 Taxes. In the case of any inconsistency with respect to matters relating to Taxes between this Agreement and the Tax Sharing Agreement, the Tax Sharing Agreement shall govern such matter.

      Section 10.14 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import herein (or in any Transaction Agreement) shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable other Transaction Agreement) taken as a whole (including all of the schedules and exhibits hereto and thereto) and not to any particular provision of this Agreement (or such other Transaction Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable other Transaction Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable other Transaction Agreement) means "including, without limitation," unless the context otherwise requires or unless otherwise specified. Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to "the date hereof," "the date of this Agreement," "hereby" and "hereupon" and words of similar import shall all be references to February 6, 2006 (or the date of which the relevant Transaction Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof). The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provisions of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, TWDC and Spinco have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    THE WALT DISNEY COMPANY


                                    By:   /s/ Thomas O. Staggs
                                        ----------------------------------------
                                        Name: Thomas O. Staggs
                                        Title: Senior Executive Vice President
                                               and Chief Financial Officer

                                    ABC CHICAGO FM RADIO, INC.


                                    By: /s/ David K. Thompson
                                        ----------------------------------------
                                        Name: David K. Thompson
                                        Title: Vice President



                                 Signature Page
                              Separation Agreement